Exhibit 99.1

Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

Home Gateway Platform Division

For the six months ended June 27, 2020 (unaudited) and June 29, 2019 (unaudited) and the fiscal years ended December 28, 2019 (audited) and December 29, 2018 (audited), and as of June 27, 2020 (unaudited), December 28, 2019 (audited), and December 29, 2018 (audited) with Report of Independent Auditors

Report of Independent Auditors

To the management of Intel Corporation

We have audited the accompanying combined abbreviated financial statements of Home Gateway Platform Division of Intel Corporation, which comprise the Combined Statements of Assets Acquired and Liabilities Assumed as of December 28, 2019 and December 29, 2018, and the Combined Statements of Net Revenues and Direct Expenses for each of the two years then ended, and the related notes to the combined abbreviated financial statements (collectively referred to as the “financial statements”).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the Combined Statements of Assets Acquired and Liabilities assumed of Home Gateway Platform Division at December 28, 2019 and December 29, 2018, and its Combined Statements of Net Revenues and Direct Expenses for each of the two years then ended in conformity with U.S. generally accepted accounting principles.

Emphasis of matter

As described in Note 1, the combined abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of MaxLinear Inc. and are not intended to be a complete presentation of the financial position or results of operations of Home Gateway Platform Division. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP
San Jose, California
July 28, 2020

Home Gateway Platform Division

Combined Statements of Net Revenues and Direct Expenses

(in thousands)

	For the Six Months Ended		Year Ended
	June 27, 2020	June 29, 2019	December 28, 2019	December 29, 2018
	(Unaudited)

Net revenues	$160,911	$191,576	$386,147	$440,050

Direct costs and operating expenses
Cost of goods sold	122,083	139,630	274,835	322,513
Research and development	73,789	77,120	154,481	183,328
Selling expense	22,260	25,849	51,222	58,080
Total direct costs and operating expenses	218,132	242,599	480,538	563,921
Net revenues less direct costs and operating expenses	$(57,221)	$(51,023)	$(94,391)	$(123,871)

See accompanying notes.

Home Gateway Platform Division

Combined Statements of Assets Acquired and Liabilities Assumed

(in thousands)

	June 27, 2020	December 28, 2019	December 29, 2018
	(Unaudited)
Assets acquired
Inventories	$45,534	$52,783	$33,921
Property and equipment, net	23,360	22,703	24,616
Identified intangible assets, net	57,303	71,820	100,856
Right of use lease assets	351	783	—
Total assets acquired	126,548	148,089	159,393
Liabilities assumed
Current accrued employee liabilities	5,456	7,826	7,968
Non-current accrued employee liabilities	4,303	4,278	4,183
Non-current employee retirement plans	3,139	3,556	4,306
Lease liabilities	351	783	—
Total liabilities assumed	13,249	16,443	16,457
Net assets acquired and liabilities assumed	$113,299	$131,646	$142,936

See accompanying notes.

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

1. Basis of Presentation

Description of the Transaction

On April 5, 2020, Intel Corporation (“Intel”) entered into an Asset Purchase Agreement (the “Agreement”) with MaxLinear, Inc. (“MaxLinear”) to sell certain assets and liabilities of its Home Gateway Platform Division Business (the “Business”) to MaxLinear for a purchase price of $150 million, (the “Transaction”). MaxLinear will be acquiring and assuming specific assets and liabilities of the business. Assets being acquired by MaxLinear include third-party manufactured inventory, specific property and equipment, certain leases identified in the Agreement, and intangible assets related to the Business. Liabilities assumed by MaxLinear include certain employee benefit-related liabilities and the liability related to leased assets. The Transaction is currently expected to close in the third quarter of 2020.

In connection with the Agreement, the two parties will enter into certain agreements, including a Transition Services Agreement (“TSA”) and a Supply Agreement. Pursuant to the terms of the TSA, beginning upon the close of the Transaction, Intel will provide certain transition services to MaxLinear, including but not limited to supply chain support, procurement and sales operations support, engineering services, real estate and site services, and IT support. The transition period is expected to be approximately six months from close of the Transaction.

In connection with the Supply Agreement, MaxLinear will purchase Intel-manufactured inventory related to the Business over a period of five years, with automatic one-year renewals subject to cancellation by either party. The inventory associated with the Supply Agreement is not included in the assets being acquired by MaxLinear as part of this transaction.

Description of the Business

The Business develops semiconductors and platforms that are components of home internet access gear (gateways and routers) that enable efficient broadband access into the home and wireless connectivity within the home. The Business’s primary customers are operators, original design manufacturers and original equipment manufacturers. The Business has been managed as part of Intel’s Connected Home Device division, which is a part of Intel’s Client Computing Group operating segment. The Business was primarily formed from Intel’s acquisition of Lantiq Semiconductor, a Germany-based fabless semiconductor company, in 2015.

Abbreviated Financial Statements

The accompanying abbreviated financial statements were prepared to present the assets acquired and liabilities assumed and net revenues and direct expenses for the Business in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Combined Statements of Assets Acquired and Liabilities Assumed and Combined Statements of Net Revenues and Direct Expenses were prepared for the purpose of complying with the rules and regulations of Rule 3-05 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”) and early application of SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses , and are not intended to be a complete presentation of the Business’ assets, liabilities, revenues and expenses.

Historically, stand-alone financial statements related to the Business have not been prepared, as Intel did not maintain separate discrete financial information for the Business. Therefore, it is not practical to provide complete financial statements. These abbreviated financial statements represent the Business subject to sale under the Agreement and were derived from the accounting records of Intel. The Combined Statements of Assets Acquired and Liabilities Assumed includes only the assets acquired and liabilities assumed in accordance with the Agreement. Whereas, the Combined Statements of Net Revenues and Direct Expenses represents revenue-generating activities of the Business, as a standalone business regardless of the activity transferring to MaxLinear or not.

The statements include certain allocations of direct expenses from Intel, such as software, infrastructure, certain compensation-related costs for employees directly supporting the Business, and certain general and administration costs, including human resources and information technology management, which are directly associated with the revenue-generating activities of the Business. Direct expenses are allocated by Intel to the Business primarily based on specific identification, relative proportion of Business costs to Intel costs, and headcount on a full-time equivalent basis. Management believes the direct expenses allocated and the methodologies used to allocate such direct expenses are reasonable and appropriate. The abbreviated financial

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

statements do not include interest, income tax expenses and corporate overhead costs, such as executive management, risk management, accounting, tax, legal, compliance, and other general support functions, as these costs are not directly associated with the revenue-generating activities of the Business. The financial information presented herein may not be fully indicative of the results that would have been achieved if the Business operated as a separate, stand-alone entity during the periods presented. In addition, the abbreviated financial statements may not be indicative of the financial condition or results of operations of the Business going forward.

The Business’ cash activities have historically been comingled with Intel’s and are therefore not separately identifiable. All cash flow requirements of the Business were historically funded by Intel, and cash management functions were not performed at the Business level. The preparation of complete statements of cash flows was therefore not practicable, as the Business did not maintain a separate cash management function.

The Business’ fiscal year consists of 52 or 53 weeks ending on the last Saturday closest to December 31, with quarters of 13 or 14 weeks ending on the Saturday closest to March 31, June 30, September 30, and December 31. The Business’ 2019 and 2018 fiscal year is comprised of 52 weeks ended on December 28, 2019 and December 29, 2018 respectively, and the first half of fiscal 2020 and 2019 is comprised of the 26 weeks ended June 27, 2020 and June 29, 2019 respectively. Tabular references herein indicate the fiscal year-end date and quarter-end date, while narrative references note the applicable fiscal year or quarter.

Use of Estimates

The preparation of the abbreviated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts in the accompanying abbreviated financial statements and in the related disclosures. These estimates are based on information available as of the date of the abbreviated financial statements. While management makes its best judgment, actual amounts or results could differ from those estimates.

2. Accounting Policies

Revenue Recognition

Net revenue is recognized when performance obligations are satisfied as evidenced by the transfer of control of products or services to customers. Substantially all revenue is derived from product sales. In accordance with contract terms, revenue for product sales is recognized at the time of product shipment from the facilities or delivery to the customer location, as determined by the agreed upon shipping terms. Shipping charges billed to customers are included in net revenue, and the related shipping costs are included in cost of sales.

Revenue is measured based on the amount of consideration the Business is expected to be entitled to in exchange for products or services. Variable consideration is estimated and reflected as an adjustment to the transaction price. Variable consideration, which consists primarily of various sales price concessions, is determined by estimating the most likely amount of consideration expected to be received from the customer based on historical analysis of customer purchase volumes. Sales rebates are earned by customers based on the underlying contract terms. The impacts of distributor sales price reductions resulting from price protection agreements are also estimated based on historical analysis of such activity and are reflected as a reduction in net revenue.

Payments to customers are made through cooperative advertising programs for marketing activities for certain products. These cooperative advertising costs are recorded as a reduction of revenue.

Cost of Goods Sold

Cost of goods sold represents all fixed and variable costs associated with manufacturing, assembling, and testing products. This includes costs from assembly and test suppliers, direct and indirect labor, materials, manufacturing, indirect allocations, and excess and obsolete inventory charges.

Manufacturing start-up costs are classified as cost of goods sold once manufacturing process validation is achieved. Cost of goods sold also includes costs associated with engineering support, excess manufacturing capacity, indirect materials, royalties, and other fixed manufacturing overhead.

Cost of goods sold in the Combined Statements of Net Revenues and Direct Expenses relates to all inventory of the Business during the period; both third party-manufactured and Intel-manufactured inventory, whereas the Combined Statements of

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

Assets Acquired and Liabilities Assumed contains inventory balances for only the third party-manufactured inventory which is being purchased by MaxLinear.

Refer to the Inventory section for further details on cost of goods sold and inventory recognition criteria and timing.

Research and Development

Research and development (“R&D”) costs are expensed as incurred. R&D costs include salaries and benefits for the design, development, testing and enhancement of the Business’s technology, costs for R&D materials, including contingent worker, process design completion, R&D wafers and samples, and IP and license costs, and certain other allocated costs, such as depreciation and other facilities related R&D expenditures.

Selling Expenses

Selling expenses include items such as salaries and benefits and other personnel-related costs, maintenance and supplies, marketing and advertising costs, outside services, and depreciation expense. Such costs are expensed as incurred.

Inventory

Inventory balances include only the third party-manufactured inventory used by the Business and assumed by MaxLinear as part of the Transaction. Intel-manufactured inventory of the Business is not included in the Transaction as it is being transacted with MaxLinear through a separate Supply Agreement as discussed in Note 1.

Inventory balances for the Business include work-in-process (“WIP”) and finished goods, and cost is computed on a first-in, first-out basis. WIP inventory relates to components purchased by the Business from third-party manufacturers that are used in building the Business’ products. Finished goods inventory relates to the Business’ products sold to customers that are built with the components purchased from the third-party manufacturers.

Inventory is valued at the lower of cost or net realizable value, based upon assumptions about future demand and market conditions. Product-specific facts and circumstances reviewed in the inventory valuation process include a review of the customer base, the stage of the product life cycle, variations in market pricing, and an assessment of selling price in relation to product cost. Lower of cost or net realizable value inventory reserves fluctuate as new process technologies are ramped up with costs improving over time due to scale and improved yields. Additionally, inventory valuation is impacted by cyclical changes in market conditions and the associated pricing environment.

The valuation of inventory also requires estimates of obsolete and excess inventory, as well as inventory that is not of salable quality. The demand forecast is used to develop short-term manufacturing plans to enable consistency between inventory valuations and build decisions. For certain new products, there is limited historical data available when developing these demand forecasts. The estimate of future demand is compared to work in process and finished goods inventory levels to determine the amount, if any, of obsolete or excess inventory. When the demand forecast for specific products is greater than actual demand and manufacturing output is not reduced accordingly, inventory is written off.

Property and Equipment

Depreciation is computed using the straight-line method over the estimated useful life of assets. The period over which it is expected that the economic value of the property and equipment will be recovered is evaluated, considering factors such as changes in machinery and equipment technology and re-use of machinery and tools across each generation of process technology. When it is determined that the useful lives of assets are shorter or longer than originally estimated, the rate of depreciation is adjusted to reflect the assets’ revised useful lives.

Assets are evaluated for impairment at the lowest level of identifiable cash flows. Property and equipment is assessed for impairment when events or changes in circumstances indicate that the carrying value of the assets or the asset grouping may not be recoverable. If an asset grouping carrying value is not recoverable through the related undiscounted cash flows, the asset grouping is considered to be impaired. The impairment is measured by comparing the difference between the asset grouping carrying value and its fair value.

Leases

Whether an arrangement is a lease is determined at inception and classified as finance or operating. Leased assets and corresponding liabilities are recognized based on the present value of the lease payments over the lease term. Lease terms may include options to extend when it is reasonably certain that the option will be exercised. There are lease agreements with lease and non-lease components, and the non-lease components are accounted for separately and not included in the right-of-use lease assets and corresponding lease liabilities. Leases consist of real property.

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

The Business adopted Financial Accounting Standards Board Accounting Standards Codification Topic 842, Leases, (“ASC 842”) for fiscal year 2019 under a modified retrospective approach. This new lease accounting standard requires that leased assets and corresponding liabilities be recognized on the balance sheet and provide enhanced disclosure of lease activity. The standard was adopted by applying the modified retrospective approach for fiscal year 2019. The leased assets and corresponding liabilities exclude non-lease components.

Within the opening balances for fiscal year 2019, leased assets and corresponding liabilities were recognized in right-of-use lease assets of $0.8 million as well as corresponding lease liabilities of $0.8 million.

Intangible Assets

Acquisition-related intangible assets that are subject to amortization are amortized over their estimated useful life. Acquisition-related in-process R&D assets represent the fair value of incomplete R&D projects that had not reached technological feasibility as of the date of acquisition; initially, these are classified as in-process R&D and are not subject to amortization. Once these R&D projects are completed, the asset balances are transferred from in-process R&D to acquisition-related developed technology and are subject to amortization from this point forward. The asset balances relating to projects that are abandoned after acquisition are impaired and expensed to R&D.

A quarterly review is performed of significant finite-lived identified intangible assets to determine whether facts and circumstances indicate that the carrying amount may not be recoverable. These reviews can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in business strategy and forecasts for specific product lines.

Pensions

The costs of pension and other non-current employee retirement benefits and the related liabilities are recognized based upon actuarial valuations in accordance with U.S. GAAP. The net pension benefit liability is recognized as the excess of the projected benefit obligation over the fair value of the plan assets. In measuring the pension benefit obligation, the discount rate and long-term salary increase rate are the most significant assumptions. Pension costs primarily represent the increase in the actuarial present value of the pension benefit obligation. The most significant assumptions in determining pension costs are the discount rate, expected long-term rate of return on plan assets, and long-term salary increase rate.

Employee Equity Incentive Plans

The fair value of restricted stock unit awards to employees is estimated using the value of Intel’s common stock on the date of grant, reduced by the present value of dividends expected to be paid on Intel’s shares of common stock prior to vesting. The straight-line amortization method is used to recognize share-based compensation expense over the service period of the award, net of estimated forfeitures.

3. Revenue

Disaggregated net revenue for each period was as follows:

	For the Six Months Ended		Year Ended
(In Thousands)	June 27, 2020	June 29, 2019	December 28, 2019	December 29, 2018
	(Unaudited)
Distribution channel
Direct-to-consumer	$100,003	$127,985	$242,362	$323,094
Distributor	60,865	63,198	143,231	116,906
	160,868	191,183	385,593	440,000

Other revenue	43	393	554	50
Total net revenues	$160,911	$191,576	$386,147	$440,050

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

Customers comprising greater than 10% of net revenues for each of the periods presented include:

	Year Ended
(Percentage of total net revenues)	December 28, 2019	December 29, 2018
Customer A	11%	17%
Customer B	12%	15%
Customer C	12%	*

* Represents less than 10% of the net revenue for the period.

Net revenue by geographic region as presented below is based on the billing location of the customer. Net revenue from unaffiliated customers for each period was as follows:

	Year Ended
	December 28, 2019		December 29, 2018
(In Thousands)	Amount	%	Amount	%
Asia Pacific (“APAC”)	$233,119	61%	$297,441	67%
China	74,657	19%	65,150	15%
Europe, Middle East, Africa (“EMEA”)	66,222	17%	64,984	15%
Other geographic regions	12,149	3%	12,475	3%
Total net revenues	$386,147	100%	$440,050	100%

4. Inventories

Inventories were as follows:

(In Thousands)	June 27, 2020	December 28, 2019	December 29, 2018
	(Unaudited)
Work in process	$20,519	$23,571	$15,826
Finished goods	25,015	29,212	18,095
Total inventories	$45,534	$52,783	$33,921

5. Property and Equipment, Net

Property and equipment, net were as follows:

(In Thousands)	June 27, 2020	December 28, 2019	December 29, 2018
	(Unaudited)
Building improvements	$2,639	$2,639	$2,633
Machinery and equipment	54,135	48,627	41,554
Construction in progress	295	58	—
Total property and equipment, gross	57,069	51,324	44,187
Less: accumulated depreciation	(33,709)	(28,621)	(19,571)
Total property and equipment, net	$23,360	$22,703	$24,616

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

Property and equipment, net by country at the end of each period were as follows:

(In Thousands)	December 28, 2019	December 29, 2018
Israel	$8,477	$9,578
Singapore	6,033	6,802
India	2,174	2,536
Germany	1,954	2,533
Other countries	4,065	3,167
Total property and equipment, net	$22,703	$24,616

Substantially all of the depreciable property and equipment assets are depreciated over the following estimated useful lives: machinery and equipment, 2 to 5 years, and building improvements, 9 to 15 years. Depreciation expense was $5.3 million for the first six months ended June 27, 2020, $4.5 million for the first six months ended June 29, 2019, $9.5 million for the year ended December 28, 2019, and $8.4 million for the year ended December 29, 2018.

6. Identified Intangible Assets, Net

As a result of the Lantiq Semiconductor acquisition in 2015, Intel identified and recorded intangible assets related to developed technology, customer relationship and brands. The brands intangible asset became fully amortized during 2018.

Identified intangible assets were as follows:

	June 27, 2020
	(Unaudited)
(In Thousands)	Gross Assets	Accumulated Amortization	Net
Developed technology	$114,100	$(90,832)	$23,268
Customer relationships	94,900	(60,865)	34,035
Total identified intangible assets	$209,000	$(151,697)	$57,303

	December 28, 2019
(In Thousands)	Gross Assets	Accumulated Amortization	Net
Developed technology	$114,100	$(82,130)	$31,970
Customer relationships	94,900	(55,050)	39,850
Total identified intangible assets	$209,000	$(137,180)	$71,820

	December 29, 2018
(In Thousands)	Gross Assets	Accumulated Amortization	Net
Developed technology	$114,100	$(64,725)	$49,375
Customer relationships	94,900	(43,420)	51,480
Total identified intangible assets	$209,000	$(108,145)	$100,855

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

Amortization expenses recorded for identified intangible assets were as follows:

		For the Six Months Ended		Year Ended
(In Thousands)	Location	June 27, 2020	June 29, 2019	December 28, 2019	December 29, 2018
		(Unaudited)
Developed technology	Cost of sales	$8,702	$8,702	$17,405	$17,589
Customer relationships	Selling expenses	5,815	5,815	11,630	11,630
Brands	Selling expenses	—	—	—	421
Total amortization expenses		$14,517	$14,517	$29,035	$29,640

7. Accrued Employee Liabilities

Accrued employee liabilities were as follows:

(In Thousands)	June 27, 2020	December 28, 2019	December 29, 2018
	(Unaudited)
Current portion:
Accrued bonus	$2,888	$5,153	$5,170
Accrued vacation	2,568	2,673	2,798
Total current accrued employee liabilities	5,456	7,826	7,968
Non-current portion:
Non-current employee liabilities	4,303	4,278	4,183
Total accrued employee liabilities	$9,759	$12,104	$12,151

The non-current employee liabilities relate to employee benefits plans, such as, service awards required under Austria labor laws, disability, life insurance and other.

Share-Based Compensation

The Intel Corporation 2006 Equity Incentive Plan (“2006 Plan”) provides for the grant of restricted stock units (“RSUs”) to eligible full-time and part-time employees of the business. The RSUs contain only a service condition. The RSUs granted prior to 2019 generally vest over the course of four years from the grant date. The 2006 Employee Stock Purchase Plan (“2006 ESPP”) allows eligible employees to purchase shares of Intel common stock at 85% of the value of Intel common stock on specific dates.

Share-based compensation for RSU and 2006 ESPP recognized for the first six months ended June 27, 2020 and June 29, 2019 was $8.3 million and $7.5 million, respectively. Share-based compensation was $15.4 million for the year ended December 28, 2019, and $11.6 million for the year ended December 29, 2018.

As of December 28, 2019, unrecognized compensation costs related to RSUs granted under the 2006 Plan was $20.0 million with a weighted average remaining period of 1.2 years.

Upon the close of the Transaction, all 2006 ESPP and RSUs will be cancelled and new awards are anticipated to be issued by MaxLinear.

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

8. Non-Current Employee Retirement Plans

The Business has defined contribution and benefit retirement plans which are required under local laws in Germany. The plans include an individual pension plan (“IPP+”) and a deferred compensation plan (“DC”), collectively “German Plans”. IPP+ is provided to all employees and its benefit is determined by a pension formula based on pensionable earnings. DC allows eligible employees to withhold a portion of a pay until retirement. For the German Plans, the buyer is obligated under German law to continue the existing benefits to the transferring employees.

In addition to the German Plans, the Business has other defined contribution plans required under local laws in Austria and Singapore. These are defined contribution retirement plans where both employee and employer contributed to retirement funds. For these plans, the buyer is obligated under local laws to continue the existing benefits to the transferring employees.

The retirement benefit costs included in the Statements of Net Revenue and Direct Expenses includes related costs for all employees in geographic locations related to the Business, while the transfer of assets and liabilities only include the German plans as those are the employee liabilities being assumed by MaxLinear. Total net periodic benefit pension costs were $1.9 million for year ended December 28, 2019 and $1.5 million for the year ended December 29, 2018 for the German plans. This is based upon an allocation of employees dedicated to the Business to the total employees at Intel for each period. Net periodic pension cost associated with all benefit plans is recorded within Research and development and Selling expenses in the accompanying Combined Statements of Net Revenues and Direct Expenses.

The Combined Statements of Assets Acquired and Liabilities Assumed includes the total defined contribution pension and other benefit plans liability based on the benefits relative to the German employees who are transferring as part of the Business. The plan assets will be replicated by MaxLinear for those employees who will transfer upon close. Intel will retain the plan assets for those active and inactive employees who remain with Intel. The plan assets in the IPP+ and DC plan are held in a contractual trust arrangement. The investment strategy for IPP+ is liability-driven to minimize the risk of subsequent payments. The DC plan assets are invested in a conservative multi asset fund. The investment strategy is to generate moderate returns while staying within the annual risk budget. MaxLinear will replicate and manage a portion of the plan assets representative of those employees who are transferring.

Fair value of plan assets, projected benefit obligation, net unfunded status, and weighted average discount rates at the end of each period were as follows:

(In Thousands)	December 28, 2019	December 29, 2018
Fair value of plan assets	$5,394	$4,413
Projected benefit obligation	9,059	8,576
Net unfunded status	3,665	4,163
Weighted average discount rate	1.1%	1.7%

9. Commitment and Contingencies

Concurrent with the close of the Transaction, Intel and MaxLinear will enter into several agreements, such as third party-manufactured inventory side letter, transition services agreement (“TSA”) and Intel-manufactured inventory supply agreement.

Transition Services Agreement

Intel will provide certain transition services to MaxLinear for approximately six months based on market pricing; services include but are not limited to sublease arrangements and inventory fulfillment processing for third party and Intel-manufactured inventory, on behalf of MaxLinear. Physical transfer of third party-manufactured inventory will be delayed during such transition period as outlined in the side letter and TSA, however the Business’s third party-manufactured inventory process will be controlled and directed by MaxLinear. Refer to third-party manufactured inventory in Note 4: Inventories.

Supply Agreement

MaxLinear will purchase Intel-manufactured inventory related to the Business over a period of five years.

Home Gateway Platform Division Notes to the Combined Statements of Net Revenues and Direct Expenses and Statements of Assets Acquired and Liabilities Assumed

Sublease Agreements

Concurrent with the close of the Transaction, Intel will enter into agreements to sublease certain office facilities to MaxLinear in Austria and Germany. The subleases follow the same terms and conditions as the original lease agreements entered into by Intel and the landlord.

Restructuring Costs

Intel will reimburse MaxLinear for costs related to the subsequent termination of certain employees transferred to MaxLinear in the Transaction.

10. Subsequent Events

Subsequent events were evaluated through July 28, 2020, the date the abbreviated financial statements were available to be issued, and no events were identified for disclosure.